EXHIBIT 99

News Release

Exxon Mobil Corporation
5959 Las Colinas Boulevard
CONTACT: Alan Jeffers, ExxonMobil	Irving, TX 75039-2298
(972) 444-1107	972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 15, 2011

EXXON MOBIL CORPORATION ANNOUNCES 2010 RESERVES REPLACEMENT

IRVING, Texas--(BUSINESS WIRE)--Exxon Mobil Corporation announced today that additions to its proved reserves in 2010 totaled 3.5 billion oil-equivalent barrels, replacing 209 percent of production.  Excluding the impact of asset sales, reserves additions replaced 211 percent of production.

“ExxonMobil continues to lead the industry in reserves replacement,” said Rex W. Tillerson, chairman and chief executive officer. “Our strategic focus on quality resource capture, a disciplined approach to investment and excellence in project execution have resulted in replacement of more than 100 percent of production for 17 consecutive years. These reserve additions will enable ExxonMobil to develop new supplies of energy to meet future demand and support economic growth and improved standards of living."

The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings.

The corporation’s reserves additions in 2010, the highest since the merger of Exxon and Mobil, reflect strategic acquisitions, new developments, as well as revisions and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance. Reserves additions from acquisitions and subsequent revisions totaled 3 billion oil-equivalent barrels. Additions also came from the Sakhalin-1 Arkutun Dagi project in Russia and other countries including Canada, the United States, Nigeria, Norway and Abu Dhabi. Liquid additions totaled 905 million oil-equivalent barrels for a 102 percent replacement ratio and gas additions totaled 2.6 billion oil-equivalent barrels for a 328 percent replacement ratio.

At year-end 2010, ExxonMobil's proved reserves base increased to 24.8 billion oil-equivalent barrels, including 2.8 billion oil-equivalent barrels from XTO. The proved reserves base is split between 47 percent liquids and 53 percent gas, and includes oil sands extracted by mining and equity company reserves. The 2010 proved developed reserves add of 3.3 billion oil-equivalent barrels was also the highest since the Exxon and Mobil merger, driven by the successful startup of several projects, the results of ongoing work programs, and the acquisition of XTO Energy Inc.

Long-Term View

The long-term nature of the industry, and the large size of the discrete projects that provide a significant portion of the corporation’s reserves additions, make it appropriate to consider a time horizon longer than a single year. The 10-year average reserves replacement ratio is 121 percent, with liquids replacement at 95 percent and gas at 158 percent. The reserves additions made during this period comprise a diverse range of resource types and have broad geographical representation. ExxonMobil’s reserves life at current production rates is 15 years.

Industry-Leading Resource Base

ExxonMobil added 14.6 billion oil-equivalent barrels to its resource base in 2010. This represents the largest annual growth and largest total resource base since the Exxon and Mobil merger, driven by resource additions from the United States, Canada, Iraq, Australia, West Africa and Europe. These additions include strategic acquisitions, continued success in making by-the-bit exploration discoveries, undeveloped resource additions, and revisions to our existing resources from ongoing studies. The resource base associated with the XTO acquisition is 60 trillion cubic feet equivalent. Overall, the corporation’s resource base grew by 9.7 billion oil-equivalent barrels to 84.5 billion oil-equivalent barrels, taking into account field revisions, production and asset sales. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE:  Proved reserves in this release, for 2009 and later years are based on current SEC definitions, but for prior years the referenced proved reserve volumes are determined on bases that differ from SEC definitions in effect at the time. Specifically, for years prior to 2009 included in our 10-year average replacement ratio, reserves are determined using the SEC pricing basis but including oil sands and our pro-rata share of equity company reserves for all periods. Prior to 2009, oil sands and equity company reserves were not included in proved oil and gas reserves as defined by the SEC. For years prior to 2009 included in our 17 straight years of at least 100 percent replacement, reserves are determined using the price and cost assumptions we use in managing the business, not the historic prices used in SEC definitions. Reserves determined on ExxonMobil's pricing basis also include oil sands and equity company reserves for all periods.

The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.